Exhibit 99.1

Radian Announces First Quarter 2019 Financial Results

-- GAAP net income increases to $171 million; diluted net income per share grows 50% year-over-year to $0.78 --

-- Adjusted diluted net operating income per share increases 24% year-over-year to $0.73 --

-- MI in force increases 10% year-over-year to $224 billion --

-- Book value per share grows 24% year-over-year to $17.49 --

-- Company purchases shares of its common stock under most recent share repurchase program --

-- In April, company enhances risk profile and improves capital position with closing of $562 million ILN transaction; improves financial flexibility with additional $375 million return of capital from Radian Guaranty to Radian Group --

PHILADELPHIA--(BUSINESS WIRE)--April 30, 2019--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended March 31, 2019, of $171.0 million, or $0.78 per diluted share. This compares to net income for the quarter ended March 31, 2018, of $114.5 million, or $0.52 per diluted share.

Key Financial Highlights (dollars in millions, except per-share data)
	Quarter Ended March 31, 2019	Quarter Ended March 31, 2018	Percent Change
Net income (1)	$171.0	$114.5	49%
Diluted net income per share	$0.78	$0.52	50%
Consolidated pretax income	$216.1	$142.4	52%
Adjusted pretax operating income (2)	$202.1	$164.1	23%
Adjusted diluted net operating income per share (2)	$0.73	$0.59	24%
Net premiums earned - mortgage insurance	$261.8	$242.6	8%
MI New Insurance Written (NIW)	$10,900	$11,664	(7)%
MI primary insurance in force	$223,734	$204,025	10%
Book value per share	$17.49	$14.16	24%
Return on Equity (1)(3)	19.0%	15.1%	26%
Adjusted Net Operating Return on Equity (2)	17.7%	17.1%	4%

(1)

Net income for the first quarter of 2019 includes a $21.9 million pretax net gain on investments and other financial instruments. Net income for the first quarter of 2018 includes a $18.9 million pretax net loss on investments and other financial instruments.

(2)

Adjusted results, including adjusted pretax operating income, adjusted diluted net operating income per share, and adjusted net operating return on equity, are non-GAAP financial measures. For definitions and a reconciliation of these measures to the comparable GAAP measures, see Exhibits F and G.

(3)	Calculated by dividing annualized net income by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.

Adjusted pretax operating income for the quarter ended March 31, 2019, was $202.1 million, compared to $164.1 million for the quarter ended March 31, 2018. Adjusted diluted net operating income per share for the quarter ended March 31, 2019, was $0.73, an increase of 24 percent compared to $0.59 for the quarter ended March 31, 2018.

Book value per share at March 31, 2019, was $17.49, an increase of 7 percent compared to $16.34 at December 31, 2018, and an increase of 24 percent compared to $14.16 at March 31, 2018. A $78.4 million after-tax change in accumulated other comprehensive income, due to net unrealized gains on investment securities, increased book value per share by $0.37 during the first quarter of 2019.

“I am pleased to report on another excellent first quarter for Radian, with net income of $171 million, return on equity of 19%, and the fifth consecutive quarter of 10% year-over-year growth in our mortgage insurance in-force portfolio, which grew to $224 billion. These results are driven by the fundamental strength of our business model,” said Radian’s Chief Executive Officer Rick Thornberry. "We continue to enhance our risk profile and improve our financial flexibility, and are pleased that our strong financial position has afforded us the opportunity to return value more quickly to our stockholders through our share repurchases."

FIRST QUARTER HIGHLIGHTS

  Mortgage insurance NIW was $10.9 billion for the quarter, representing a decrease of 14 percent compared to $12.7 billion in the fourth quarter of 2018 and a decrease of 7 percent compared to $11.7 billion in the prior-year quarter.
    Of the $10.9 billion in NIW in the first quarter of 2019, 83 percent was written with monthly and other recurring premiums compared to 83 percent in the fourth quarter of 2018, and 79 percent a year ago.
    Borrower-paid originations accounted for 95 percent of total NIW in the first quarter of 2019, compared to 94 percent in the fourth quarter of 2018, and 83 percent a year ago.
    Purchase originations accounted for 92 percent of total NIW in the first quarter of 2019, compared to 95 percent in the fourth quarter of 2018, and 89 percent a year ago.
  Total primary mortgage insurance in force as of March 31, 2019, grew to $223.7 billion, an increase of 1 percent compared to $221.4 billion as of December 31, 2018, and an increase of 10 percent compared to $204.0 billion as of March 31, 2018.
    Radian’s mortgage insurance portfolio consists of 94 percent of new business written after 2008, including those loans that successfully completed the Home Affordable Refinance Program (HARP).
    Persistency, which is the percentage of mortgage insurance that remains in force after a 12-month period, was 83.4 percent as of March 31, 2019, compared to 83.1 percent as of December 31, 2018, and 81.0 percent as of March 31, 2018.
    Annualized persistency for the three months ended March 31, 2019, was 85.4 percent, compared to 85.5 percent for the three months ended December 31, 2018, and 84.3 percent for the three months ended March 31, 2018.
  Net mortgage insurance premiums earned were $261.8 million for the quarter ended March 31, 2019, compared to $259.7 million for the quarter ended December 31, 2018, and $242.6 million for the quarter ended March 31, 2018.
    Mortgage insurance in force premium yield was 48.6 basis points in the first quarter of 2019, compared to 49.0 basis points in the fourth quarter of 2018 and 48.7 basis points in the first quarter of 2018.
    Total net mortgage insurance premium yield, which includes the impact of ceded premiums and accrued profit commission, was 47.0 basis points in the first quarter of 2019, compared to 47.4 basis points in the fourth quarter of 2018, and 47.9 basis points in the first quarter of 2018.
    Additional details regarding notable variable items impacting premiums earned may be found in Exhibit D.
  The mortgage insurance provision for losses was $20.8 million in the first quarter of 2019, compared to $27.1 million in the fourth quarter of 2018, and $37.4 million in the prior-year quarter.
    The number of primary delinquent loans was 20,122 as of March 31, 2019, a decrease of 5 percent compared to 21,093 as of December 31, 2018 and a decrease of 18 percent compared to 24,597 as of March 31, 2018.
    The primary mortgage insurance delinquency rate decreased to 2.0 percent in the first quarter of 2019, compared to 2.1 percent in the fourth quarter of 2018, and 2.5 percent in the first quarter of 2018.
    The loss ratio in the first quarter of 2019 was 8.0 percent, compared to 10.4 percent in the fourth quarter of 2018, and 15.4 percent in the first quarter of 2018.
    Mortgage insurance loss reserves were $385.4 million as of March 31, 2019, compared to $397.9 million as of December 31, 2018, and $485.2 million as of March 31, 2018.
  Total mortgage insurance claims paid were $34.6 million in the first quarter of 2019, compared to $39.7 million in the fourth quarter of 2018, and $59.9 million in the first quarter of 2018. In addition, the company’s pending claim inventory declined 3 percent from March 31, 2018.
  Total Mortgage and Real Estate Services Segment revenues for the first quarter of 2019 were $36.0 million, compared to $41.5 million for the fourth quarter of 2018, and $34.2 million for the first quarter of 2018. Segment results for the first quarter of 2019 include revenues of approximately $5.1 million and incremental expenses (comprised of approximately $3.6 million of operating expenses and approximately $2.2 million of cost of services), both related to businesses acquired in 2018. Adjusted earnings before interest, income taxes, depreciation and amortization (Services adjusted EBITDA) for the quarter ended March 31, 2019 was a loss of $0.9 million, compared to income of $3.2 million for the quarter ended December 31, 2018, and income of $0.5 million for the quarter ended March 31, 2018. Additional details regarding the non-GAAP measure Services adjusted EBITDA may be found in Exhibits F and G.
  Other operating expenses were $78.8 million in the first quarter of 2019, compared to $77.3 million in the fourth quarter of 2018, and $63.2 million in the first quarter of 2018. The change in expenses year-over-year is primarily driven by $5.7 million of non-operating items, $3.6 million related to businesses acquired in 2018 as previously mentioned, and an increase in legal and other professional services of $1.6 million.

CAPITAL AND LIQUIDITY UPDATE

The company remains focused on optimizing its capital position, enhancing its return on capital, and increasing its financial flexibility.

Radian Group

  As of March 31, 2019, Radian Group maintained $718 million of available liquidity. Total liquidity, which includes the company’s $268 million unsecured revolving credit facility entered into in October 2017, was $986 million as of March 31, 2019.
  In March 2019, the company announced the Board's authorization to increase its existing share repurchase program from $100 million to $250 million and extend the term to July 31, 2020. This program provides Radian the flexibility to repurchase shares opportunistically from time to time and to spend up to $250 million, excluding commissions, based on market and business conditions, stock price and other factors. During the first quarter, Radian repurchased and settled 1,546,674 shares of its common stock. In addition, as of April 26, 2019, the company repurchased an additional 4,131,329 shares. As of April 26, 2019, total shares repurchased in 2019 were 5,678,003, representing a total approximate value of $122.4 million or $21.56 per share inclusive of commissions. At April 26, 2019, purchase authority of up to approximately $128 million remained available under this program, which expires on July 31, 2020.
  After consideration of the shares repurchased after quarter end and the $375 million return of capital described below, Radian Group's available liquidity would have increased by approximately $284 million relative to the amount as of March 31, 2019.

Radian Guaranty

  At March 31, 2019, Radian Guaranty’s Available Assets under the Private Mortgage Insurer Eligibility Requirements (PMIERs) totaled approximately $3.5 billion, resulting in an excess or “cushion” of approximately $488 million, or 16 percent over its Minimum Required Assets of approximately $3.0 billion.
  In April 2019, Radian Guaranty announced the closing of its second mortgage insurance-linked note (ILN) transaction, where the company obtained $562 million of credit risk protection from Eagle Re 2019-1 Ltd. (Eagle Re) through the issuance by Eagle Re of ILNs to eligible third-party capital markets investors in an unregistered private offering. Eagle Re is a special purpose insurer domiciled in Bermuda and is not a subsidiary or affiliate of Radian Guaranty. Eagle Re has funded its reinsurance obligations by issuing four classes of ILNs which have a 10-year maturity with a 7-year call option. The ILNs are non-recourse to Radian Group or its subsidiaries and affiliates.
  The Pennsylvania Insurance Department approved a $375 million return of capital from Radian Guaranty to Radian Group during the second quarter of 2019, which was paid on April 30, 2019 from Radian Guaranty's gross paid in and contributed statutory surplus. As previously reported, the Pennsylvania Insurance Department approved a $450 million return of capital in the fourth quarter of 2018. These strategic capital actions improve Radian Group's financial flexibility.
  After consideration of the ILN transaction and the $375 million return of capital described above, Radian Guaranty’s excess of Available Assets over its Minimum Required Assets under PMIERs would have increased by approximately $187 million.

CONFERENCE CALL

Radian will discuss first quarter financial results in a conference call tomorrow, Wednesday, May 1, 2019, at 9:00 a.m. Eastern time. The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 800.230.1074 inside the U.S., or 612.288.0340 for international callers, using passcode 466411 or by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 800.475.6701 inside the U.S., or 320.365.3844 for international callers, passcode 466411.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website under Investors>Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

2019 INVESTOR DAY

Radian will host an Investor Day on Tuesday, May 7, 2019, from 9:30 a.m. to 3:30 p.m. Eastern time in Philadelphia. The company’s senior leaders will provide details on Radian’s business strategy and priorities, key business and product initiatives, and financial objectives. The event will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts. The slide presentation will also be available on Radian's website one hour prior to the event and can be accessed by visiting http://www.radian.biz/page?name=Presentations. A replay of the webcast will be available at http://www.radian.biz/page?name=Webcasts following the live broadcast, for a period of one year.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income, adjusted diluted net operating income per share and adjusted net operating return on equity (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be considered in isolation or viewed as substitutes for GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income is defined as earnings excluding the impact of certain items that are not viewed as part of the operating performance of the company’s primary activities, or not expected to result in an economic impact equal to the amount reflected in pretax income. Adjusted pretax operating income adjusts GAAP pretax income to remove the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on induced conversion and debt extinguishment; (iii) acquisition-related expenses; (iv) amortization or impairment of goodwill and other acquired intangible assets; and (v) net impairment losses recognized in earnings and infrequent or unusual non-operating items. Adjusted diluted net operating income per share represents a diluted net income per share calculation using as its basis adjusted pretax operating income, net of taxes at the company’s statutory tax rate for the period. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income, net of taxes computed using the company's statutory tax rate, by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.

In addition to the above non-GAAP measures for the consolidated company, the company also presents as supplemental information a non-GAAP measure for the Services segment, representing earnings before interest, income tax provision (benefit), depreciation and amortization (EBITDA). Services adjusted EBITDA is calculated by using the Services segment’s adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. In addition, the company also has presented a related non-GAAP measure, Services adjusted EBITDA margin, which is calculated by dividing Services adjusted EBITDA by GAAP total revenue for the Services segment. Services adjusted EBITDA and Services adjusted EBITDA margin are presented to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our Services segment.

See Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, real estate, and title services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk. Learn more about Radian’s financial strength and flexibility at www.radian.biz and visit www.radian.com to see how Radian is shaping the future of mortgage and real estate services.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)
For historical trend information, refer to Radian’s quarterly financial statistics at http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A:	Condensed Consolidated Statements of Operations Trend Schedule
Exhibit B:	Net Income Per Share Trend Schedule
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Net Premiums Earned - Insurance
Exhibit E:	Segment Information
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measures
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Insurance Supplemental Information New Insurance Written
Exhibit I:	Mortgage Insurance Supplemental Information Primary Insurance in Force and Risk in Force
Exhibit J:	Mortgage Insurance Supplemental Information Claims and Reserves
Exhibit K:	Mortgage Insurance Supplemental Information Default Statistics
Exhibit L:	Mortgage Insurance Supplemental Information Reinsurance Programs

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations Trend Schedule
Exhibit A

	2019	2018
(In thousands, except per-share amounts)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Revenues:
Net premiums earned - insurance	$263,512	$261,682	$258,431	$251,344	$242,550
Services revenue	32,753	38,414	36,566	36,828	33,164
Net investment income	43,847	42,051	38,995	37,473	33,956
Net gains (losses) on investments and other financial instruments	21,913	(11,705)	(4,480)	(7,404)	(18,887)
Other income	1,604	1,031	1,174	1,016	807
Total revenues	363,629	331,473	330,686	319,257	291,590

Expenses:
Provision for losses	20,754	27,140	20,881	19,337	37,283
Policy acquisition costs	5,893	6,485	5,667	5,996	7,117
Cost of services	24,157	24,939	25,854	24,205	23,126
Other operating expenses	78,805	77,266	70,125	70,184	63,243
Restructuring and other exit costs	—	113	4,464	925	551
Interest expense	15,697	15,584	15,535	15,291	15,080
Amortization and impairment of other acquired intangible assets	2,187	3,461	3,472	2,748	2,748
Total expenses	147,493	154,988	145,998	138,686	149,148

Pretax income	216,136	176,485	184,688	180,571	142,442
Income tax provision (benefit)	45,179	36,706	41,891	(28,378)	27,956
Net income	$170,957	$139,779	$142,797	$208,949	$114,486

Diluted net income per share	$0.78	$0.64	$0.66	$0.96	$0.52

Radian Group Inc. and Subsidiaries
Net Income Per Share Trend Schedule
Exhibit B

The calculation of basic and diluted net income per share was as follows:

	2019	2018
(In thousands, except per-share amounts)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Net income —basic and diluted	$170,957	$139,779	$142,797	$208,949	$114,486

Average common shares outstanding—basic	213,537	213,435	213,309	213,976	215,967
Dilutive effect of stock-based compensation arrangements (1)	4,806	4,448	4,593	3,854	3,916
Adjusted average common shares outstanding—diluted	218,343	217,883	217,902	217,830	219,883

Basic net income per share	$0.80	$0.65	$0.67	$0.98	$0.53

Diluted net income per share	$0.78	$0.64	$0.66	$0.96	$0.52

(1)

The following number of shares of our common stock equivalents issued under our share-based compensation arrangements were not included in the calculation of diluted net income per share because they were anti-dilutive:

	2019	2018
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Shares of common stock equivalents	169	337	338	484	170

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit C

(In thousands, except per-share amounts)	March 31, 2019			December 31, 2018		September 30, 2018		June 30, 2018		March 31, 2018

Assets:
Investments	$5,475,770			$5,153,029		$5,028,235		$4,873,919		$4,668,217
Cash	118,668			95,393		104,413		95,573		122,481
Restricted cash	9,086			11,609		9,925		9,152		7,623
Accounts and notes receivable	89,237			78,652		108,003		94,848		80,068
Deferred income taxes, net	67,697			131,643		134,201		171,293		253,381
Goodwill and other acquired intangible assets, net	56,811			58,998		55,707		59,179		61,465
Prepaid reinsurance premium	408,622			417,628		413,728		405,447		390,241
Other assets	373,678			367,700		415,272		430,077		426,773
Total assets	$6,599,569			$6,314,652		$6,269,484		$6,139,488		$6,010,249

Liabilities and stockholders’ equity:
Unearned premiums	$720,159			$739,357		$747,921		$741,296		$723,100
Reserve for losses and loss adjustment expense	388,784			401,361		412,460		451,542		488,656
Senior notes	1,031,197			1,030,348		1,029,511		1,028,687		1,027,875
Reinsurance funds withheld	329,868			321,212		352,952		331,776		305,409
Other liabilities	419,470			333,659		379,362		385,051		412,793
Total liabilities	2,889,478			2,825,937		2,922,206		2,938,352		2,957,833

Common stock	230			231		231		231		233
Treasury stock	(895,321)			(894,870)		(894,635)		(894,610)		(894,191)
Additional paid-in capital	2,697,724			2,724,733		2,720,626		2,715,426		2,748,233
Retained earnings	1,889,964			1,719,541		1,580,296		1,438,032		1,229,616
Accumulated other comprehensive income (loss)	17,494			(60,920)		(59,240)		(57,943)		(31,475)
Total stockholders’ equity	3,710,091			3,488,715		3,347,278		3,201,136		3,052,416
Total liabilities and stockholders’ equity	$6,599,569			$6,314,652		$6,269,484		$6,139,488		$6,010,249

Shares outstanding	212,136			213,473		213,333		213,232		215,543

Book value per share	$17.49			$16.34		$15.69		$15.01		$14.16

Tangible book value per share (See Exhibit G)	$17.22			$16.06		$15.43		$14.73		$13.88

Statutory Capital Ratios
Risk to capital ratio-Radian Guaranty only	13.4	:1	(1)	13.9	:1	12.4	:1	12.5	:1	12.6	:1
Risk to capital ratio-Mortgage Insurance combined	12.4	:1	(1)	12.8	:1	11.7	:1	11.8	:1	11.9	:1

(1) Preliminary.

Radian Group Inc. and Subsidiaries
Net Premiums Earned - Insurance
Exhibit D

	2019		2018
(In thousands)	Qtr 1		Qtr 4		Qtr 3	Qtr 2	Qtr 1

Premiums earned - insurance:
Direct:
Mortgage Insurance (1)	$278,453		$275,856		$269,499	$264,078	$257,431
Services	1,770		1,995		3,006	2,434	—
Total direct	280,223		277,851		272,505	266,512	257,431

Assumed - Mortgage Insurance: (1) (2)	2,450		2,082		1,994	1,510	1,318

Ceded:
Mortgage Insurance	(19,125)	(3)	(18,217)	(3)	(16,011)	(16,620)	(16,199)
Services	(36)		(34)		(57)	(58)	—
Total ceded	(19,161)		(18,251)		(16,068)	(16,678)	(16,199)
Net premiums earned - insurance	$263,512		$261,682		$258,431	$251,344	$242,550

Notable variable items: (4)
Single Premium Policy cancellations, direct	$9,957		$9,320		$11,559	$14,776	$12,335
Single Premium Policy cancellations, ceded (5)	(2,953)		(3,091)		(3,288)	(4,046)	(3,301)
Single Premium Policy cancellations, net	$7,004		$6,229		$8,271	$10,730	$9,034

Profit commission - other (6)	$8,314		$8,447		$8,267	$7,917	$7,405

(1)	Certain prior period amounts have been reclassified to conform to current period presentation.
(2)	Includes premiums earned from our participation in certain Front-end and Back-end credit risk transfer programs.
(3)

Amount includes premiums ceded to unaffiliated special purpose insurers in connection with our Excess-of-Loss reinsurance program, entered into in the fourth quarter of 2018. Premiums ceded pursuant to this program totaled $3.3 million and $2.3 million in the three months ended March 31, 2019 and December 31, 2018, respectively.

(4)	These amounts are included in net premiums earned - insurance, in our Mortgage Insurance segment.
(5)	Includes the impact of related profit commissions.
(6)	The amounts represent the profit commission on the Single Premium QSR Program, included in net premiums earned - insurance, and exclude the impact of Single Premium Policy cancellations.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 1 of 2)

Summarized financial information concerning our operating segments as of and for the periods indicated is as follows. For a definition of adjusted pretax operating income and Services adjusted EBITDA, along with reconciliations to consolidated GAAP measures, see Exhibits F and G.

	Mortgage Insurance
	2019	2018
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Net premiums written - insurance (1)	$251,586	$247,256	$253,827	$251,958	$237,980
(Increase) decrease in unearned premiums	10,192	12,465	1,655	(2,990)	4,570
Net premiums earned - insurance	261,778	259,721	255,482	248,968	242,550
Net investment income	43,665	41,875	38,824	37,447	33,956
Other income	1,196	641	725	621	807
Total	306,639	302,237	295,031	287,036	277,313

Provision for losses	20,844	27,079	20,715	19,362	37,391
Policy acquisition costs	5,893	6,485	5,667	5,996	7,117
Other operating expenses before corporate allocations (2)	30,410	37,070	33,152	33,262	31,888
Total (3)	57,147	70,634	59,534	58,620	76,396
Adjusted pretax operating income before corporate allocations	249,492	231,603	235,497	228,416	200,917
Allocation of corporate operating expenses	25,625	21,627	19,794	20,136	18,577
Allocation of interest expense	15,697	11,133	11,083	10,840	10,629
Adjusted pretax operating income	$208,170	$198,843	$204,620	$197,440	$171,711

	Services
	2019		2018
(In thousands)	Qtr 1		Qtr 4	Qtr 3	Qtr 2	Qtr 1
Net premiums earned - insurance	$1,734		$1,961	$2,949	$2,376	$—
Services revenue (3)	33,723		39,006	37,332	37,713	34,166
Net investment income	182		176	171	26	—
Other income	408		390	449	395	—
Total	36,047		41,533	40,901	40,510	34,166

Provision for losses	(18)		113	242	53	—
Cost of services	24,559		25,064	26,001	24,357	23,270
Other operating expenses before corporate allocations (2)	13,435		13,719	14,772	14,015	10,744
Restructuring and other exit costs (2)	—		113	407	1,055	525
Total	37,976		39,009	41,422	39,480	34,539
Adjusted pretax operating income (loss) before corporate allocations (4)	(1,929)		2,524	(521)	1,030	(373)
Allocation of corporate operating expenses	4,171		3,232	2,948	3,010	2,784
Allocation of interest expense	—	(5)	4,451	4,452	4,451	4,451
Adjusted pretax operating income (loss)	$(6,100)		$(5,159)	$(7,921)	$(6,431)	$(7,608)

(1)	Net of ceded premiums written under the QSR Programs and the Excess-of-Loss Program. See Exhibit L for additional information.

See notes continued on next page.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 2 of 2)

Notes continued from prior page.

(2) Does not include impairment of long-lived assets and infrequent or unusual non-operating items, which are not considered components of adjusted pretax operating income (loss).
(3) Inter-segment information:

	2019	2018
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Inter-segment expense included in Mortgage Insurance segment	$970	$592	$766	$885	$1,002
Inter-segment revenue included in Services segment	970	592	766	885	1,002

(4)	Supplemental information for Services adjusted EBITDA (see definition in Exhibit F):

	2019	2018
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Adjusted pretax operating income (loss) before corporate allocations	$(1,929)	$2,524	$(521)	$1,030	$(373)
Depreciation and amortization	995	700	1,077	920	867
Services adjusted EBITDA	$(934)	$3,224	$556	$1,950	$494

(5)

Effective January 1, 2019, Clayton's holding company repaid to Radian Group the intercompany note (with terms consistent with the original issued amount of $300 million from the Senior Notes due 2019 that were used to fund our purchase of Clayton), using proceeds from an additional capital contribution from Radian Group. As a result of the intercompany note repayment, the Services segment no longer incurs interest expense on the intercompany note.

Selected Mortgage Insurance Key Ratios

	2019	2018
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Loss ratio (1)	8.0%	10.4%	8.1%	7.8%	15.4%
Expense ratio (1)	23.7%	25.1%	22.9%	23.9%	23.7%

(1)	Calculated on a GAAP basis using net premiums earned.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measures

In addition to the traditional GAAP financial measures, we have presented “adjusted pretax operating income,” “adjusted diluted net operating income per share” and “adjusted net operating return on equity,” which are non-GAAP financial measures for the consolidated company, among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way the Company’s business performance is evaluated by both management and the board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income,” “adjusted diluted net operating income per share” and “adjusted net operating return on equity” are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (Radian’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments.

Adjusted pretax operating income is defined as GAAP consolidated pretax income excluding the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on induced conversion and debt extinguishment; (iii) acquisition-related expenses; (iv) amortization or impairment of goodwill and other acquired intangible assets; and (v) net impairment losses recognized in earnings and infrequent or unusual non-operating items. Adjusted diluted net operating income per share is calculated by dividing (i) adjusted pretax operating income attributable to common stockholders, net of taxes computed using the Company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Interest expense on convertible debt, share dilution from convertible debt and the impact of share-based compensation arrangements have been reflected in the per share calculations consistent with the accounting standard regarding earnings per share, whenever the impact is dilutive. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income, net of taxes computed using the Company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

Although adjusted pretax operating income excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (i) not viewed as part of the operating performance of our primary activities or (ii) not expected to result in an economic impact equal to the amount reflected in pretax income. These adjustments, along with the reasons for their treatment, are described below.

(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized gains and losses arise primarily from changes in the market value of our investments that are classified as trading or equity securities. These valuation adjustments may not necessarily result in realized economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses and changes in fair value of other financial instruments. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss).

(2)

Loss on induced conversion and debt extinguishment. Gains or losses on early extinguishment of debt and losses incurred to purchase our convertible debt prior to maturity are discretionary activities that are undertaken in order to take advantage of market opportunities to strengthen our financial and capital positions; therefore, we do not view these activities as part of our operating performance. Such transactions do not reflect expected future operations and do not provide meaningful insight regarding our current or past operating trends. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss).

(3)

Acquisition-related expenses. Acquisition-related expenses represent the costs incurred to effect an acquisition of a business (i.e., a business combination). Because we pursue acquisitions on a strategic and selective basis, we do not view acquisition-related expenses as a primary business activity. Therefore, we do not consider these expenses to be part of our operating performance and they are excluded from our calculation of adjusted pretax operating income (loss).

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 2 of 2)

(4)

Amortization or impairment of goodwill and other acquired intangible assets. Amortization of acquired intangible assets represents the periodic expense required to amortize the cost of acquired intangible assets over their estimated useful lives. Acquired intangible assets with an indefinite useful life are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. These charges are not viewed as part of the operating performance of our primary activities and therefore are excluded from our calculation of adjusted pretax operating income (loss).

(5)

Net impairment losses recognized in earnings and infrequent or unusual non-operating items. The recognition of net impairment losses on investments and the impairment of other long-lived assets can vary significantly in both amount and frequency, depending on market credit cycles and other factors. Infrequent and unusual non-operating items reflect activities that we do not view to be indicative of our fundamental operating activities. Therefore, whenever these losses occur, we exclude them from our calculation of adjusted pretax operating income (loss).

We have also presented a non-GAAP measure for tangible book value per share, which represents book value per share less the per-share impact of goodwill and other acquired intangible assets, net. We use this measure to assess the quality and growth of our capital. Because tangible book value per share is a widely-used financial measure which focuses on the underlying fundamentals of our financial position and operating trends without the impact of goodwill and other acquired intangible assets, we believe that current and prospective investors may find it useful in their analysis of the Company.

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information a non-GAAP measure for our Services segment, representing a measure of earnings before interest, income tax provision (benefit), depreciation and amortization (“EBITDA”). We calculate Services adjusted EBITDA by using adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. In addition, we also have presented a related non-GAAP measure, Services adjusted EBITDA margin, which we calculate by dividing Services adjusted EBITDA by GAAP total revenue for the Services segment. We have presented Services adjusted EBITDA and Services adjusted EBITDA margin to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our Services segment.

See Exhibit G for the reconciliation of the most comparable GAAP measures, consolidated pretax income, diluted net income per share, return on equity and book value per share, to our non-GAAP financial measures for the consolidated company, adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, and tangible book value per share, respectively. Exhibit G also contains the reconciliation of the most comparable GAAP measure, net income, to Services adjusted EBITDA.

Total adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, tangible book value per share, Services adjusted EBITDA and Services adjusted EBITDA margin should not be considered in isolation or viewed as substitutes for GAAP pretax income, diluted net income per share, return on equity, book value per share or net income. Our definitions of adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, tangible book value per share, Services adjusted EBITDA or Services adjusted EBITDA margin may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 1 of 4)

Reconciliation of Consolidated Pretax Income to Adjusted Pretax Operating Income

	2019	2018
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Consolidated pretax income	$216,136	$176,485	$184,688	$180,571	$142,442
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	21,913	(11,705)	(4,480)	(7,404)	(18,887)
Acquisition-related expenses (1)	(233)	(463)	(2)	(416)	—
Amortization and impairment of other acquired intangible assets	(2,187)	(3,461)	(3,472)	(2,748)	(2,748)
Impairment of other long-lived assets and infrequent or unusual non-operating items (2)	(5,427)	(1,570)	(4,057)	130	(26)
Total adjusted pretax operating income (3)	$202,070	$193,684	$196,699	$191,009	$164,103

(1)	Please see Exhibit F for the definition of this line item. This item is included within other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A.
(2)

The amounts for the three months ended March 31, 2019 and December 31, 2018 are included in other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A and primarily relate to impairments of other long-lived assets. The amounts for all other periods are included within restructuring and other exit costs on the Condensed Consolidated Statement of Operations in Exhibit A.

(3)

Total adjusted pretax operating income on a consolidated basis consists of adjusted pretax operating income (loss) for our Mortgage Insurance segment and our Services segment, as further detailed in Exhibit E.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 2 of 4)

Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Operating Income Per Share

	2019	2018
	Qtr 1	Qtr 4	Qtr 3	Qtr 2		Qtr 1
Diluted net income per share	$0.78	$0.64	$0.66	$0.96		$0.52

Less per-share impact of reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	0.10	(0.05)	(0.02)	(0.03)		(0.09)
Amortization and impairment of other acquired intangible assets	(0.01)	(0.02)	(0.02)	(0.01)		(0.01)
Impairment of other long-lived assets and infrequent or unusual non-operating items	(0.02)	(0.01)	(0.02)	—		—
Income tax provision (benefit) on reconciling income (expense) items (1)	0.01	(0.02)	(0.01)	(0.01)		(0.02)
Difference between statutory and effective tax rate	(0.01)	—	—	0.30	(2)	0.01
Per-share impact of reconciling income (expense) items	0.05	(0.06)	(0.05)	0.27		(0.07)
Adjusted diluted net operating income per share (1)	$0.73	$0.70	$0.71	$0.69		$0.59

(1)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.
(2)

Includes $0.34 of tax benefit related to the settlement of the IRS Matter, which includes both the impact of the settlement with the IRS as well as the reversal of certain related previously accrued state and local tax liabilities.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 3 of 4)

Reconciliation of Return on Equity to Adjusted Net Operating Return on Equity (1)

	2019	2018
	Qtr 1	Qtr 4	Qtr 3	Qtr 2		Qtr 1
Return on equity (1)	19.0%	16.4%	17.4%	26.7%		15.1%
Less impact of reconciling income (expense) items: (2)
Net gains (losses) on investments and other financial instruments	2.4	(1.4)	(0.5)	(0.9)		(2.5)
Acquisition-related expenses	—	(0.1)	—	(0.1)		—
Amortization and impairment of other acquired intangible assets	(0.2)	(0.4)	(0.4)	(0.4)		(0.4)
Impairment of other long-lived assets and infrequent or unusual non-operating items	(0.6)	(0.2)	(0.5)	—		—
Income tax provision (benefit) on reconciling income (expense) items (3)	0.3	(0.4)	(0.3)	(0.3)		(0.6)
Difference between statutory and effective tax rate	—	0.2	(0.5)	8.5	(4)	0.3
Impact of reconciling income (expense) items	1.3	(1.5)	(1.6)	7.4		(2.0)
Adjusted net operating return on equity	17.7%	17.9%	19.0%	19.3%		17.1%

(1)	Calculated by dividing annualized net income by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.
(2)	Annualized, as a percentage of average stockholders’ equity.
(3)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.
(4)

Includes 9.4% of tax benefit related to the settlement of the IRS Matter, which includes both the impact of the settlement with the IRS as well as the reversal of certain related previously accrued state and local tax liabilities.

Reconciliation of Book Value Per Share to Tangible Book Value Per Share (1)

	2019	2018
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Book value per share	$17.49	$16.34	$15.69	$15.01	$14.16
Less: Goodwill and other acquired intangible assets, net per share	0.27	0.28	0.26	0.28	0.28
Tangible book value per share	$17.22	$16.06	$15.43	$14.73	$13.88

(1)	All book value per share items are calculated based on the number of shares outstanding at the end of each respective period.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 4 of 4)

Reconciliation of Net Income to Services Adjusted EBITDA

	2019	2018
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Net income	$170,957	$139,779	$142,797	$208,949	$114,486
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	21,913	(11,705)	(4,480)	(7,404)	(18,887)
Acquisition-related expenses	(233)	(463)	(2)	(416)	—
Amortization and impairment of other acquired intangible assets	(2,187)	(3,461)	(3,472)	(2,748)	(2,748)
Impairment of other long-lived assets and infrequent or unusual non-operating items	(5,427)	(1,570)	(4,057)	130	(26)
Income tax provision (benefit)	45,179	36,706	41,891	(28,378)	27,956
Mortgage Insurance adjusted pretax operating income	208,170	198,843	204,620	197,440	171,711
Services adjusted pretax operating income (loss)	(6,100)	(5,159)	(7,921)	(6,431)	(7,608)

Less reconciling income (expense) items:
Allocation of corporate operating expenses to Services	(4,171)	(3,232)	(2,948)	(3,010)	(2,784)
Allocation of corporate interest expense to Services	—	(4,451)	(4,452)	(4,451)	(4,451)
Services depreciation and amortization	(995)	(700)	(1,077)	(920)	(867)
Services adjusted EBITDA	$(934)	$3,224	$556	$1,950	$494

On a consolidated basis, “adjusted pretax operating income,” “adjusted diluted net operating income per share,” “adjusted net operating return on equity” and “tangible book value per share” are measures not determined in accordance with GAAP. “Services adjusted EBITDA” and “Services adjusted EBITDA margin” are also non-GAAP measures. These measures should not be considered in isolation or viewed as substitutes for GAAP pretax income, diluted net income per share, return on equity, book value per share or net income. Our definitions of adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, tangible book value per share, Services adjusted EBITDA or Services adjusted EBITDA margin may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information - New Insurance Written Exhibit H

	2019	2018
($ in millions)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Total primary new insurance written	$10,900	$12,737	$15,764	$16,417	$11,664

Percentage of primary new insurance written by FICO score (1)
>=740	57.6%	54.6%	55.5%	56.0%	56.4%
680-739	34.7	35.8	34.7	35.9	35.9
620-679	7.7	9.6	9.8	8.1	7.7
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary new insurance written
Borrower-paid	95%	94%	91%	89%	83%

Percentage by premium type
Direct monthly and other recurring premiums	83%	83%	78%	76%	79%
Direct single premiums (2):
Lender-paid	4%	5%	8%	10%	16%
Borrower-paid (3)	13%	12%	14%	14%	5%
Total primary new insurance written	100%	100%	100%	100%	100%

NIW for purchases	92%	95%	96%	95%	89%
NIW for refinances	8%	5%	4%	5%	11%

Percentage by LTV
95.01% and above	19.7%	18.3%	16.9%	16.3%	15.4%
90.01% to 95.00%	40.9%	43.1%	44.3%	45.3%	44.5%
85.01% to 90.00%	27.3%	27.5%	27.9%	27.5%	27.5%
85.00% and below	12.1%	11.1%	10.9%	10.9%	12.6%

(1)

For loans with multiple borrowers, the percentage of primary new insurance written by FICO score represents the lowest of the borrowers’ FICO scores. All periods prior to March 31, 2019 had previously been presented based on the FICO score of the primary borrower and have been restated to reflect the lowest of the borrowers’ FICO scores.

(2)	Percentages exclude the impact of reinsurance.
(3)	Borrower-paid Single Premium Policies have lower Minimum Required Assets under PMIERs as compared to lender-paid Single Premium Policies.

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force Exhibit I (page 1 of 2)

	March 31,	December 31,	September 30,	June 30,	March 31,
($ in millions)	2019	2018	2018	2018	2018
Primary insurance in force (1)
Prime	$218,227	$215,739	$211,168	$204,537	$197,589
Alt-A and A minus and below	5,507	5,704	5,928	6,204	6,436
Total Primary	$223,734	$221,443	$217,096	$210,741	$204,025

Primary risk in force (1) (2)
Prime	$56,054	$55,374	$54,168	$52,446	$50,623
Alt-A and A minus and below	1,307	1,354	1,409	1,476	1,530
Total Primary	$57,361	$56,728	$55,577	$53,922	$52,153

Percentage of primary risk in force
Direct monthly and other recurring premiums	71%	70%	70%	70%	69%
Direct single premiums	29%	30%	30%	30%	31%

Percentage of primary risk in force by FICO score (3)
>=740	55.2%	55.1%	55.1%	55.0%	55.0%
680-739	34.8	34.8	34.7	34.6	34.5
620-679	9.2	9.3	9.3	9.4	9.5
<=619	0.8	0.8	0.9	1.0	1.0
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by LTV
95.01% and above	12.2%	11.6%	11.0%	10.3%	9.7%
90.01% to 95.00%	53.0	53.1	53.1	53.3	53.2
85.01% to 90.00%	28.6	29.0	29.4	29.7	30.2
85.00% and below	6.2	6.3	6.5	6.7	6.9
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by policy year
2008 and prior	9.6	10.1	10.9	11.9	13.0
2009	0.3	0.4	0.4	0.4	0.5
2010	0.3	0.3	0.3	0.4	0.5
2011	0.7	0.8	0.9	1.0	1.2
2012	3.3	3.7	4.1	4.5	5.1
2013	5.8	6.2	6.7	7.4	8.2
2014	5.8	6.1	6.5	7.1	7.9
2015	9.7	10.2	10.9	11.9	13.0
2016	16.0	16.8	17.9	19.2	20.5
2017	20.3	21.1	22.0	23.2	24.5
2018	23.5	24.3	19.4	13.0	5.6
2019	4.7	—	—	—	—
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Primary risk in force on defaulted loans	$1,002	$1,032	$1,019	$1,093	$1,223

Table continued on next page.

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force Exhibit I (page 2 of 2) Table continued from prior page.

	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Persistency Rate (12 months ended)	83.4%	83.1%	81.4%	80.9%	81.0%
Persistency Rate (quarterly, annualized) (4)	85.4%	85.5%	83.4%	82.3%	84.3%

(1)	Excludes the impact of premiums ceded under our reinsurance agreements.
(2)	Does not include pool risk in force or other risk in force, which combined represent approximately 1.0% of our total risk in force for all periods presented.
(3)

For loans with multiple borrowers, the percentage of primary risk in force by FICO score represents the lowest of the borrowers’ FICO scores. All periods prior to March 31, 2019 had previously been presented based on the FICO score of the primary borrower and have been restated to reflect the lowest of the borrowers’ FICO scores.

(4)	The Persistency Rate on a quarterly, annualized basis may be impacted by seasonality or other factors, and may not be indicative of full-year trends.

Radian Group Inc. and Subsidiaries Mortgage Insurance (“MI”) Supplemental Information - Claims and Reserves Exhibit J (page 1 of 2)

	2019	2018
($ in thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Net claims paid: (1)
Prime	$23,863	$22,716	$29,709	$30,936	$37,142
Alt-A and A minus and below	9,497	12,459	16,105	17,156	21,416
Total primary claims paid	33,360	35,175	45,814	48,092	58,558
Pool	1,109	342	1,072	954	1,152
Second-lien and other	121	(152)	169	157	148
Subtotal	34,590	35,365	47,055	49,203	59,858
Impact of captive terminations	—	(757)	—	—	(36)
Impact of commutations (2)	—	5,113	12,712	7,331	104
Total net claims paid	$34,590	$39,721	$59,767	$56,534	$59,926

Average net claim paid: (1) (3)
Prime	$47.1	$48.1	$50.9	$50.1	$50.0
Alt-A and A minus and below	53.1	61.1	59.4	65.7	63.0
Total average net primary claim paid	48.6	52.0	53.6	54.8	54.1

Average direct primary claim paid (3) (4)	$49.2	$52.9	$54.2	$55.5	$54.5

(1)	Net of reinsurance recoveries.
(2)	Includes payments to commute mortgage insurance coverage on certain performing and non-performing loans.
(3)	Calculated without giving effect to the impact of the termination of captive transactions and commutations.
(4)	Before reinsurance recoveries.

Radian Group Inc. and Subsidiaries Mortgage Insurance (“MI”) Supplemental Information - Claims and Reserves Exhibit J (page 2 of 2)

($ in thousands, except primary reserve per primary default amounts)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018

Reserve for losses by category (1)
Mortgage insurance (“MI”) reserves
Prime	$240,489	$242,135	$241,858	$264,548	$283,497
Alt-A and A minus and below	111,955	119,553	129,297	144,432	158,663
IBNR and other	13,008	13,864	14,505	14,246	17,164
LAE	8,994	10,271	11,203	12,228	13,440
Total primary reserves	374,446	385,823	396,863	435,454	472,764
Total pool reserves	10,621	11,640	11,705	12,197	11,952
Total 1st lien reserves	385,067	397,463	408,568	447,651	484,716
Other	294	428	412	443	476
Total MI reserves	385,361	397,891	408,980	448,094	485,192
Services reserves	3,423	3,470	3,480	3,448	3,464
Total reserves	$388,784	$401,361	$412,460	$451,542	$488,656

1st lien reserve per default
Primary reserve per primary default excluding IBNR and other	$17,962	$17,634	$18,409	$19,070	$18,523

(1)

Includes ceded losses on reinsurance transactions, which are expected to be recovered and are included in the reinsurance recoverables reported in other assets in our condensed consolidated balance sheets.

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information - Default Statistics Exhibit K

	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Default Statistics
Primary Insurance:
Prime
Number of insured loans	994,865	986,704	969,994	947,165	925,648
Number of loans in default	14,831	15,402	14,916	15,849	17,887
Percentage of loans in default	1.49%	1.56%	1.54%	1.67%	1.93%

Alt-A and A minus and below
Number of insured loans	34,763	35,906	37,268	38,892	40,661
Number of loans in default	5,291	5,691	5,854	6,239	6,710
Percentage of loans in default	15.22%	15.85%	15.71%	16.04%	16.50%

Total Primary
Number of insured loans	1,029,628	1,022,610	1,007,262	986,057	966,309
Number of loans in default (1)	20,122	21,093	20,770	22,088	24,597
Percentage of loans in default	1.95%	2.06%	2.06%	2.24%	2.55%

(1) Includes the following amounts related to the FEMA Designated Areas associated with Hurricanes Harvey and Irma, as of the dates presented:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Number of FEMA loans in default	2,420	2,627	2,946	4,132	5,780

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information - Reinsurance Programs Exhibit L

	2019	2018
($ in thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Quota Share Reinsurance (“QSR”) and Single Premium QSR Programs
Ceded premiums written (1)	$7,017	$12,923	$24,094	$31,623	$19,722
% of premiums written	2.7%	4.8%	8.5%	11.0%	7.6%
Ceded premiums earned	$15,676	$15,726	$15,813	$16,418	$15,989
% of premiums earned	5.5%	5.6%	5.7%	6.2%	6.2%
Ceding commissions written	$4,695	$6,006	$8,988	$10,892	$7,749
Ceding commissions earned (2)	$8,685	$7,718	$8,373	$8,539	$8,816
Profit commission	$11,318	$10,638	$11,358	$11,414	$10,693
Ceded losses	$1,687	$1,730	$1,191	$1,019	$1,146

Excess-of-Loss Program
Ceded premiums written (1)	$2,919	$9,009	$—	$—	$—
% of premiums written	1.1%	3.3%	—%	—%	—%
Ceded premiums earned	$3,265	$2,305	$—	$—	$—
% of premiums earned	1.2%	0.8%	—%	—%	—%

Ceded RIF (3)
QSR Program	$840,621	$910,862	$974,359	$1,044,463	$1,135,597
Single Premium QSR Program	8,267,506	8,168,939	7,984,178	7,614,614	7,176,662
Excess-of-Loss Program	454,641	455,440	—	—	—
Total Ceded RIF	$9,562,768	$9,535,241	$8,958,537	$8,659,077	$8,312,259

PMIERs impact - reduction in Minimum Required Assets (4)
QSR Program	$45,477	$48,734	$51,883	$55,583	$61,088
Single Premium QSR Program	507,656	522,318	511,052	489,631	463,662
Excess-of-Loss Program	454,641	455,440	—	—	—
Total PMIERs impact	$1,007,774	$1,026,492	$562,935	$545,214	$524,750

(1)	Net of profit commission, where applicable.
(2)

Includes amounts reported in policy acquisition costs and other operating expenses. Operating expenses include the following ceding commissions, net of deferred policy acquisition costs, for the periods indicated:

	2019	2018
($ in thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Ceding commissions	$(5,643)	$(5,837)	$(5,988)	$(6,085)	$(5,812)

(3)	Included in primary RIF.
(4)	Excludes the impact of intercompany reinsurance.

FORWARD-LOOKING STATEMENTS

All statements in this report that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

  changes in economic and political conditions that impact the size of the insurable market, the credit performance of our insured portfolio, and our business prospects;
  changes in the way customers, investors, ratings agencies, regulators or legislators perceive our performance, financial strength and future prospects;
  Radian Guaranty Inc.’s (“Radian Guaranty”) ability to remain eligible under the Private Mortgage Insurer Eligibility Requirements (the “PMIERs”) and other applicable requirements imposed by the Federal Housing Finance Agency (“FHFA”) and by Fannie Mae and Freddie Mac (collectively, the “GSEs”) to insure loans purchased by the GSEs, including potential future changes to the PMIERs which, among other things, may be impacted by the general economic environment and housing market, as well as the proposed Conservatorship Capital Framework ("CCF") that would establish capital requirements for the GSEs, if the CCF is finalized;
  our ability to successfully execute and implement our capital plans, including our risk distribution strategy through the capital markets and reinsurance markets, and to maintain sufficient holding company liquidity to meet our short- and long-term liquidity needs;
  our ability to successfully execute and implement our business plans and strategies, including plans and strategies to reposition and grow our Services segment as well as plans and strategies that require GSE and/or regulatory approvals and licenses;
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy existing and future state regulatory requirements;
  changes in the charters or business practices of, or rules or regulations imposed by or applicable to the GSEs, which may include changes in the requirements to remain an approved insurer to the GSEs, the GSEs’ interpretation and application of the PMIERs, as well as changes impacting loans purchased by the GSEs, such as the GSEs' requirements regarding mortgage credit and loan size and the GSEs' pricing;
  changes in the current housing finance system in the U.S., including the role of the Federal Housing Administration (the “FHA”), the GSEs and private mortgage insurers in this system;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance;
  a decrease in the “Persistency Rates” (the percentage of insurance in force that remains in force over a period of time) of our mortgage insurance on monthly premium products;
  competition in our mortgage insurance business, including price competition and competition from the FHA and U.S. Department of Veterans Affairs as well as from other forms of credit enhancement, including GSE sponsored alternatives to traditional mortgage insurance;
  the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the financial services industry in general, and on our businesses in particular, including future changes to the Qualified Mortgage (QM) loan requirements;
  legislative and regulatory activity (or inactivity), including the adoption of (or failure to adopt) new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted or applied;
  legal and regulatory claims, assertions, actions, reviews, audits, inquiries and investigations that could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief that could require significant expenditures, increased reserves or have other effects on our business;
  the amount and timing of potential settlements, payments or adjustments associated with federal or other tax examinations;
  the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in establishing loss reserves for our mortgage insurance business or to accurately calculate and/or project our "Available Assets" and "Minimum Required Assets," each as defined under the PMIERs, which will be impacted by, among other things, the size and mix of our insurance in force, the level of defaults in our portfolio, the level of cash flow generated by our insurance operations, and our risk distribution strategies;
  volatility in our results of operations caused by changes in the fair value of our assets and liabilities, including a significant portion of our investment portfolio;
  potential future impairment charges related to our goodwill and other acquired intangible assets;
  changes in “GAAP” (accounting principles generally accepted in the U.S.) or “SAPP” (statutory accounting principles and practices including those required or permitted, if applicable, by the insurance departments of the respective states of domicile of our insurance subsidiaries) rules and guidance, or their interpretation;
  our ability to attract and retain key employees; and
  legal and other limitations on amounts we may receive from our subsidiaries, including dividends or ordinary course distributions under our internal tax and expense sharing arrangements.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018, and to subsequent reports filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this report. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

CONTACT:
Emily Riley - Phone: 215.231.1035
Email: emily.riley@radian.com